SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RESOURCE AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

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RESOURCE AMERICA, INC.

1845 Walnut Street        Philadelphia, PA 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, April 19, 2006

To the Stockholders of RESOURCE AMERICA, INC.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the “Company”), will be held at 1845 Walnut Street, Philadelphia, Pennsylvania, on Wednesday, April 19, 2006, at 9:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect three directors to serve three-year terms expiring at the annual meeting of stockholders in 2009.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on March 1, 2006, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at the offices of the Company, at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. ONLY PERSONS WHO ARE STOCKHOLDERS AS OF MARCH 1, 2006 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,
Michael S. Yecies, Secretary
March 16, 2006

RESOURCE AMERICA, INC.

1845 Walnut Street        Philadelphia, PA 19103

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The annual meeting of stockholders of Resource America, Inc. (the “Company”) will be held on April 19, 2006, at 9:00 a.m. (the “Meeting”) at 1845 Walnut Street, Philadelphia, Pennsylvania for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 1, 2006, will be entitled to notice of and to vote at the Meeting.

This statement is furnished in connection with the solicitation by our Board of Directors of proxies from holders of our common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy are being sent on or about March 16, 2006, to stockholders of record as of March 1, 2006.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its use by giving written notice of revocation to our Secretary at our Philadelphia address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy. Proxies may be solicited by our directors, officers and employees either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

VOTING AT THE MEETING

Only stockholders of record at the close of business on March 1, 2006, will be entitled to vote at the Meeting. As of March 1, 2006, we had 17,623,147 shares of common stock outstanding. At the Meeting, the holders of common stock will be entitled to one vote per share on each matter of business properly brought before the Meeting.

The presence in person or by proxy of holders of our outstanding common stock representing not less than a majority of the outstanding shares of common stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting, in person or by proxy, and entitled to vote.

Abstentions may be specified on the adoption of any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Broker non-votes, with respect to shares present at the Meeting, in person or by proxy, will have no effect on any such matter. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of common stock owned, as of March 1, 2006, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors, (c) each of our executive officers and (d) all of our present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors (17)
Michael J. Bradley	2,500		*
Carlos C. Campbell	44,852	(1)(2)	*
Edward E. Cohen	2,622,905	(3)(4)(6)(7)(8)(9)(10)	14.06%
Jonathan Z. Cohen	1,640,621	(3)(4)(6)(7)(8)(11)	8.66%
Kenneth A. Kind	8,115		*
Andrew M. Lubin	44,712	(1)(2)	*
John S. White	44,872	(1)(2)	*

Non-Director Executive Officers(17)
Thomas C. Elliott	27,220	(3)(4)(5)(6)(7)	*
Alan F. Feldman	318,961	(3)(6)(7)	1.78%
Steven J. Kessler	234,925	(3)(4)(6)(7)(8)	1.32%
Michael S. Yecies	95,301	(3)(4)(6)(7)	*
All named executive officers and directors as a group (11 persons)	5,038,734	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)	24.41%

Other Owners of More Than 5% of Outstanding Shares
Cobalt Capital Management, Inc.	1,574,542	(12)	8.93%
Leon G. Cooperman	1,157,700	(13)	6.57%
Dimensional Fund Advisors Inc	976,744	(14)	5.54%
Fidelity Management & Research Company	1,228,991	(15)	6.97%
Kenneth H. Shubin Stein	1,891,879	(16)	10.74%

*	Less than 1%
(1)	Includes vested units representing the right to receive one share of common stock per unit granted under the 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Campbell – 34,686 units; Mr. Lubin – 34,686 units; and Mr. White – 34,686 units.

(2)	Includes vested units representing the right to receive one share of common stock per unit granted under the 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Campbell – 9,186 units; Mr. Lubin – 9,186 units; and Mr. White – 9,186 units.
(3)	Includes shares allocated under the Employee Stock Ownership Plan in the following amounts: Mr. E. Cohen – 73,683 shares; Mr. J. Cohen – 669 shares; Mr. Elliott – 193 shares; Mr. Feldman – 162 shares; Mr. Kessler – 699 shares; and Mr. Yecies – 532 shares, as to which each has voting power.
(4)	Includes shares allocated under the Investment Savings Plan, or 401(k) plan, in the following amounts: Mr. E. Cohen – 21,090 shares; Mr. J. Cohen – 13,270 shares; Mr. Elliott – 4,384 shares; Mr. Kessler – 13,857 shares; and Mr. Yecies – 2,261 shares, as to which each has voting power.
(5)	Includes 2,312 shares issuable on exercise of options granted under the 1997 Key Employee Stock Option Plan.
(6)	Includes shares issuable on exercise of options granted under the 1999 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen – 637,089 shares; Mr. J. Cohen – 696,394 shares; Mr. Elliott – 8,767 shares; Mr. Feldman – 34,178 shares; Mr. Kessler – 49,796 shares; and Mr. Yecies – 69,381 shares.
(7)	Includes shares issuable on exercise of options granted under the 2002 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen – 392,073 shares; Mr. J. Cohen – 346,908 shares; Mr. Elliott – 11,564 shares; Mr. Feldman – 263,209 shares; Mr. Kessler – 39,797 shares; and Mr. Yecies – 23,127 shares.
(8)	Includes shares issuable on exercise of options granted under the 2005 Omnibus Equity Compensation Plan in the following amounts: Mr. E. Cohen – 4,839 shares; Mr. J. Cohen – 275,000 shares; and Mr. Kessler – 35,000 shares.
(9)	Includes 449,516 shares held by a private charitable foundation of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.
(10)	Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares. 46,250 of these shares are also included in the shares referred to in footnote 11 below.
(11)	Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary. These shares are also included in the shares referred to in footnote 10 above.
(12)	This information is based on Schedule 13G/A filed with the SEC on February 9, 2006. Includes 1,574,542 shares as to which shared voting and dispositive power is claimed. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, New York 10012.
(13)	This information is based on Schedule 13G filed with the SEC on February 8, 2006. Includes 626,000 shares as to which sole voting and dispositive power is claimed and 531,700 shares as to which shared voting and dispositive power is claimed. Mr. Cooperman’s address is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.
(14)	This information is based on Schedule 13G/A filed with the SEC on February 6, 2006. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. It refers to these investment companies, trusts and accounts as the Funds. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over 976,744 shares of the Company’s common stock as of December 31, 2005. The Funds own all of these securities. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(15)	This information is based on Schedule 13G filed with the SEC on February 14, 2006. The address for Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.
(16)	This information is based on Schedule 13G/A filed with the SEC on February 23, 2006 and a Form 4 filed with the SEC on March 6, 2006. Includes 1,891,879 shares as to which shared voting and dispositive power is claimed. Mr. Shubin Stein’s address is 1995 Broadway, Suite 1801, New York, New York 10023.
(17)	The address for all our directors and officers is 1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania 19103.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors

The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 2006 expire at the annual meeting of stockholders to which this proxy statement relates. The Board of Directors has nominated Jonathan Z. Cohen, Kenneth A. Kind and John S. White for re-election as directors in the Class of 2009.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. J. Cohen, Kind and White as directors of the Company in the Class of 2009, for three-year terms expiring at the 2009 annual meeting of stockholders, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a director in the Class of 2009, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and our directors except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director of the Company, is a son of Edward E. Cohen, our Chairman of the Board of Directors.

Names of Directors, Principal Occupation and Other Information	Year in Which Service As Director Began	Term to Expire At Annual Meeting
Nominees for election:

Jonathan Z. Cohen, 35, President since 2003, Chief Executive Officer since 2004 and a Director since 2002. Chief Operating Officer from 2002 to 2004. Executive Vice President from 2001 to 2003. Senior Vice President from 1999 to 2001. Director of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) since its formation in 2005. Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of a publicly-traded natural gas pipeline limited partnership) since its formation in 1999. Vice Chairman and a Director of Atlas America, Inc. (a publicly-traded energy company formerly owned by us) since its formation in 2000. Trustee and Secretary of RAIT Investment Trust (a publicly-traded real estate investment trust) since 1997. Vice Chairman of RAIT since 2003. Chairman of the Board of The Richardson Company (a sales consulting company) since 1999.	2002	2006

Kenneth A. Kind, 52, Vice President of Medi-Promotions, Inc. (a healthcare advertising company) since 1991. Director of Van Ameringen Foundation (a private charitable foundation) since 1995.	2004	2006

John S. White, 65, Senior Vice President of Royal Alliance Associates, Inc. (an independent broker/dealer), a wholly-owned subsidiary of American International Group, Inc., since 2002. Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002.	1993	2006

Directors other than current nominees who serve for the terms indicated:

Michael J. Bradley, 61, Co-owner and Managing Director of BF Healthcare, Inc. (a supplier of physician services to hospitals and assisted living facilities) since 1999. Director of SourceCorp. (a publicly traded provider of business process outsourcing solutions) since 1996. Director of The Bancorp, Inc. (a publicly-traded bank holding company) since 2005. Managing Board Member of Atlas Pipeline Partners GP, LLC (general partner of a publicly-traded natural gas pipeline limited partnership) from 2004 to 2005. Chairman of the Board of First Executive Bank from 1988 to 1998. Vice Chairman of First Republic Bank from 1998 to 2003.	2005	2007

Carlos C. Campbell, 68, President of C.C. Campbell and Company (a management consulting firm) since 1985. Director of PICO Holdings, Inc. (a publicly-traded diversified holding company) since 1998. Director of NetWolves Corporation (a publicly-traded information technology company) since 2003. Director of Herley Industries, Inc. (a publicly-traded RF/Microwave Solutions company) since 2005.	1990	2008

Edward E. Cohen, 67, Chairman of our Board since 1990. Chief Executive Officer from 1988 to 2004. President from 2000 to 2003. Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) since its formation in 2005. Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of a publicly-traded natural gas pipeline limited partnership) since its formation in 1999. Chairman, Chief Executive Officer and President of Atlas America, Inc. (a publicly-traded energy company formerly owned by us) since its formation in 2000. Director of TRM Corporation (a publicly-traded consumer services company) since 1998. Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994.	1988	2008

Andrew M. Lubin, 59, President, Delaware Financial Group, Inc. (a private investment firm), since 1990.	1994	2007

Non-Director Executive Officers

The Board of Directors appoints officers each year at its annual meeting following the annual stockholders meeting and from time to time as necessary.

Thomas C. Elliott, 32, Senior Vice President – Finance since 2005. Vice President – Finance from 2001 to 2005. Chief Financial Officer of Resource Financial Fund Management, Inc. since 2004. Chief Financial Officer of Resource Capital Corp. since 2005. From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc., a former subsidiary of Resource America, including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Alan F. Feldman, 42, Senior Vice President since 2002. Chief Executive Officer of Resource Real Estate, Inc. (a wholly-owned subsidiary) since 2004. Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002. Executive Vice President at PREIT-Rubin, Inc., the management subsidiary of Pennsylvania Real Estate Investment Trust (a publicly-traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

Steven J. Kessler, 63, Executive Vice President since 2005 and Chief Financial Officer since 1997. Senior Vice President from 1997 to 2005. Senior Vice President – Finance of Resource Capital Corp. since 2005. Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from 1994 to 1997. From 1983 to 1993, Mr. Kessler worked for Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer. Prior thereto, Partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants. Trustee of GMH Communities Trust (a publicly-traded specialty housing real estate investment trust) since 2004.

Michael S. Yecies, 38, Senior Vice President since 2005 and Chief Legal Officer and Secretary since 1998. Vice President from 1998 to 2005. Chief Legal Officer and Secretary of Resource Capital Corp. since 2005. Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Other Significant Employees

The following sets forth certain information regarding other significant employees:

David E. Bloom, 41, Senior Vice President since 2001. President of Resource Capital Partners, Inc. (a wholly-owned real estate subsidiary) since 2002. Senior Vice President – Real Estate Investments of Resource Capital Corp. since 2005. Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001. Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999. Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

Crit S. DeMent, 53, Senior Vice President since 2005. Chairman and Chief Executive Officer of LEAF Financial (a wholly-owned equipment finance subsidiary) since 2001. President of the Technology Finance Group of CitiCapital Vendor Finance in 2001. President of the Small Ticket Group of European American Bank, a division of ABN AMRO, from 2000 to 2001. President and Chief Operating Officer of Fidelity Leasing, Inc. (a former wholly-owned equipment finance subsidiary) from 1996 to 2000.

Director Compensation

Each of our independent directors receives a retainer of $35,000 per year and is eligible to participate in our 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan (the “2002 Plan”), which was approved by the Company’s stockholders on April 29, 2002. Under the 2002 Plan, non-employee directors (“Eligible Directors”) are awarded units representing the right to receive one share of our common stock for each unit awarded. Upon becoming an Eligible Director, each Eligible Director receives units equal to $15,000 divided by the closing price of our common stock on the date of grant. Eligible Directors receive an additional unit award equal to $15,000 divided by the closing price of our common stock on each anniversary of the date of initial grant. Units vest on the later of: (i) the fifth anniversary of the date the recipient became an Eligible Director and (ii) the first anniversary of the grant of those units, except that units will vest sooner upon a change in control or death or disability of an Eligible Director, provided the Eligible Director completed at least six months of service. Upon termination of service by an Eligible Director, vested units will become issued common stock, but all unvested units are forfeited. The 2002 Plan provides for the issuance of a maximum of 173,454 units and terminates on April 29, 2012, except with respect to previously awarded grants. As of the date of this proxy statement, we have five Eligible Directors and 33,597 units have been awarded to such Eligible Directors under the 2002 Plan.

Mr. E. Cohen received $262,500 in fiscal 2005 for his service as the Chairman of our Board of Directors. In fiscal 2005, Mr. E. Cohen also received a grant of options to acquire 80,000 shares of common stock at an exercise price of $16.66 per share, which vested immediately, and a grant of 70,000 restricted shares of common stock of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us), vesting one-third per year over three years and entitling him to dividend and other Resource Capital Corp. stockholder rights.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based solely on our review of the reports received by us, or written representations from certain reporting persons that no filings were required for those persons, we believe that, during fiscal year 2005, our officers, directors and greater than ten percent stockholders complied with all applicable filing requirements, except that Messrs. Feldman and Kessler each inadvertently filed one Form 4 late relating to one stock option exercise transaction.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Campbell, Bradley and White. Mr. Campbell is the chairman of the Committee. None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2005 or was formerly an officer of ours or any of our subsidiaries.

None of our executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2005.

Information Concerning the Board of Directors and Certain Committees

The Board of Directors held six meetings during fiscal 2005. Each of the directors attended all of the meetings of the Board and all meetings of the committees on which they served during fiscal 2005. The Board of Directors currently consists of seven members, five of whom are independent directors, as defined by Nasdaq National Market standards. The five independent directors are Messrs. Bradley, Campbell, Kind, Lubin and White.

Standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Corporate Governance and Investment Committee. All of the members of each Board Committee are independent directors.

The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of the Company’s internal controls. The Committee held four meetings during fiscal 2005. Members of the Committee currently are Messrs. Lubin (Chairman), Bradley and Campbell.

The Compensation Committee establishes and monitors compensation levels for our officers and administers our stock option and equity compensation plans. The Committee held nine meetings during fiscal 2005. Members of the Committee currently are Messrs. Campbell (Chairman), Kind and White.

The Corporate Governance and Investment Committee reviews all of our corporate governance procedures, our current management investment practices and evaluates and monitors our significant existing and proposed investments. The Committee held four meetings during fiscal 2005. Members of the Committee currently are Messrs. White (Chairman), Bradley and Lubin.

The Board of Directors as a whole fulfills the responsibilities of the Nominating Committee, which includes recommending persons for nomination as directors of the Company. The Board of Directors has not established a separate nominating committee since the Board is relatively small and believes that each director should be able to participate in the nominating process. The Board of Directors has not established a charter with respect to its nominating function. Director nominees are selected by a majority of the independent directors. The Board of Directors will consider nominees recommended by security holders for the 2007 annual meeting of stockholders if submitted in writing to our Secretary in accordance with our Bylaws and rules promulgated by the Securities and Exchange Commission. See “Stockholder Proposals” for information concerning nominations by stockholders.

Our Board of Directors has also established a process for stockholders to send communications to the Board of Directors. Any of our stockholders who wish to send a communication to the Board of Directors should mail such communication to our Secretary at our Philadelphia address stated herein. Beneficial owners shall include in their communication a good faith representation that they are beneficial owners of our common stock. Our Secretary will promptly forward to the Chairman of the Board of Directors any and all such stockholder communications.

We do not have a formal policy regarding board member attendance at our annual meeting of stockholders. We anticipate that all of our board members will attend the Meeting.

Report of the Audit Committee

The Audit Committee currently consists of three directors: Andrew M. Lubin, who serves as Chairman, Michael J. Bradley and Carlos C. Campbell. This committee meets with the independent auditors to review the results of the annual audit and other related matters. Each member of the Audit Committee is “independent” as defined by Nasdaq National Market standards. The Board of Directors has determined that Mr. Bradley, a certified public accountant, is the Audit Committee ‘financial expert” as defined by the regulations of the Securities and Exchange Commission. The Audit Committee met four times during the fiscal year ended September 30, 2005. The Audit Committee has approved the following report:

In connection with its function of overseeing and monitoring the financial reporting process of the Company, the Audit Committee has done the following:

•	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2005 with the Company’s management;

•	Discussed with the Company’s independent auditors those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec.380); and

•	Received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2005.

Andrew M. Lubin, Chairman

Michael J. Bradley

Carlos C. Campbell

Audit Fees

The aggregate fees billed by our independent auditors, Grant Thornton LLP, for professional services rendered for the audit of our annual financial statements for the fiscal years ended September 30, 2005 and 2004 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during such fiscal years were $1,692,000 and $607,100, respectively.

Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for audit-related services were $198,000 and $108,400 for the fiscal years ended September 30, 2005 and 2004, respectively.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for professional services related to tax compliance, tax advice and tax planning were $154,000 and $76,900 in the fiscal years ended September 30, 2005 and 2004, respectively.

All Other Fees

Grant Thornton LLP did not bill for products and services provided to us, other than services described above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees” for the fiscal years ended September 30, 2005 and 2004.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during fiscal 2005.

Other Matters

Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as our independent auditors during fiscal year 2005. The Audit Committee of the Board of Directors anticipates that Grant Thornton LLP will be re-appointed as our independent auditors for fiscal year 2006. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

Executive Officer Compensation

The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to our Chief Executive Officer and each of our four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other	Restricted Stock Awards(2)	Securities Underlying Options	All Other Compensation (3)
Jonathan Z. Cohen	2005	$623,077	$800,000	0	$1,435	275,000	$4,255,691
President and Chief	2004	457,692	400,000	0	1,900	0	564,631
Executive Officer	2003	350,000	300,000	0	1,154	0	4,990
Steven J. Kessler	2005	329,808	235,000	0	1,435	35,000	143,830
Executive Vice President	2004	300,000	235,000	0	1,963	0	45,260
and Chief Financial Officer	2003	300,000	150,000	0	1,154	0	6,000
Alan F. Feldman	2005	354,808	225,000	0	1,435	0	75,000
Senior Vice President	2004	317,500	150,000	0	1,900	0	0
	2003	300,000	100,000	0	0	0	0
Thomas C. Elliott	2005	180,932	140,000	0	1,435	69,381	326,000
Senior Vice President -	2004	156,539	115,000	0	1,911	0	37,574
Finance	2003	146,154	60,000	0	1,150	0	249
Michael S. Yecies	2005	202,692	100,000	0	1,435	7,500	61,330
Senior Vice President,	2004	180,756	72,500	0	1,911	0	25,130
Chief Legal Officer and Secretary	2003	173,139	45,000	0	1,150	0	6,000

(1)	Bonuses in any fiscal year are generally based upon our performance in the prior fiscal year and the individual’s contribution to that performance. From time to time, we may award bonuses in a fiscal year reflecting an individual’s performance during that fiscal year.
(2)	Reflects allocations of shares to employee accounts under our Employee Stock Ownership Plan (“ESOP”). Share allocations under the ESOP have been valued at the closing price of our common stock at September 30, 2005, 2004 and 2003, respectively. For purposes of this table, all ESOP shares are assumed to be fully vested. As of September 30, 2005, Messrs. Cohen, Elliott, Kessler and Yecies were fully vested and Mr. Feldman was 20% vested. ESOP shares vest 20% after three years of service and 20% per year thereafter. At September 30, 2005, the number of restricted shares held and the value of those restricted shares (in the aggregate, and valued at the closing market price of our common stock on September 30, 2005) are: Mr. Cohen—669 shares ($11,848); Mr. Kessler – 699 shares ($12,379); Mr. Feldman – 162 shares ($2,869); Mr. Elliott – 193 shares ($3,418); and Mr. Yecies – 532 shares ($9,422). Cash dividends, as and when authorized by our Board of Directors, have been and will continue to be paid to the ESOP on the restricted shares.
(3)

Reflects matching payments we made under the 401(k) Plan, grants in 2005 and 2004 of phantom units under the Atlas Pipeline Long Term Incentive Plan, and restricted stock grants in 2005 of Resource Capital Corp. common stock under the Resource Capital Corp. Stock Incentive Plan, as detailed below. The amount set forth for Mr. Cohen in fiscal 2005 also includes (i) the value of unexercised in-the-money stock options granted under the Atlas America, Inc. Stock

Incentive Plan, valued by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 2005: 200,000 options ($2,128,000) and (ii) payments of $13,018 to LeBoeuf Lamb Greene & MacRae LLP in connection with their representation of Mr. Cohen in negotiating Mr. Cohen’s possible new employment agreement with the Company. The phantom unit grants under the Atlas Pipeline Long Term Incentive Plan vest twenty-five percent per year and entitle the recipient, upon vesting, to receive one common unit or its then fair market value in cash and include distribution equivalent rights. The number of phantom units held and the value of those phantom units, valued at the closing market price of Atlas Pipeline common units on the date of the grant, are: Mr. Cohen – 27,500 phantom units ($1,167,150); Mr. Kessler – 1,500 phantom units ($61,590); Mr. Elliott – 1,500 phantom units ($61,590); and Mr. Yecies – 1,000 phantom units ($42,960). The restricted stock grants under the Resource Capital Corp. Stock Incentive Plan vest one-third per year over three years and entitle the recipient to all the rights of a Resource Capital Corp. shareholder, including dividend rights. The number of restricted shares held and the value of these shares, valued at the price of the shares sold in Resource Capital Corp.’s March 2005 private offering, are: Mr. Cohen – 100,000 shares ($1,500,000); Mr. Kessler – 7,500 shares ($112,500); Mr. Feldman – 5,000 shares ($75,000); Mr. Elliott – 20,000 shares ($300,000); and Mr. Yecies – 2,000 shares ($30,000).

Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

The following table provides additional information about the stock options shown in the “Securities Underlying Options” column of the preceding Summary Compensation Table, which were granted in fiscal 2005 to the named executive officers. We did not grant any stock appreciation rights to the named executive officers in fiscal 2005.

Option Grants in Fiscal Year 2005

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Stock Price Appreciation for Option Term (2)
					@5%	@10%
Jonathan Z. Cohen	275,000	30.1%	$16.66	07/01/2015	$2,881,281	$7,301,731
Steven J. Kessler	35,000	3.8%	$16.66	07/01/2015	366,708	929,311
Alan F. Feldman	—	—	—	—	—	—
Thomas C. Elliott	69,381	7.6%	$15.96	04/07/2015	755,531	1,890,786
Michael S. Yecies	7,500	0.8%	$17.26	07/08/2015	74,080	194,638

(1)	All options listed in this table for Messrs. Cohen and Kessler were granted on July 1, 2005, under our 2005 Omnibus Equity Compensation Plan. These options vested immediately. The exercise price for these options reflects the fair market value of our common stock on the date of grant. The options listed in this table for Mr. Elliott were granted on April 7, 2005, as adjusted, under both our 1999 and 2002 Key Employee Stock Option Plans. These options vest 25% per year commencing on April 17, 2006. The exercise price for these options reflects the fair market value of our common stock on the date of the grant. The options listed in this table for Mr. Yecies were granted on July 8, 2005, under our 2005 Omnibus Equity Compensation Plan. These options vest 25% per year commencing on July 8, 2006. The exercise price for these options reflects the fair market value of our common stock on the date of the grant.
(2)	These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent our estimate or projection as to the actual rate of appreciation of our common stock. The actual value of the options will depend on the performance of our common stock, which may be greater or less than the amounts shown.

The following table sets forth the aggregated option exercises during fiscal 2005, together with the number of unexercised options and their value on September 30, 2005, held by the executive officers listed in the Summary Compensation Table. No stock appreciation rights were exercised or held by the named executive officers in fiscal 2005.

Aggregated Option Exercises In Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at FY-End Exercisable/ Unexercisable (2)	Value of Unexercised In-the-Money Options at FY-End Exercisable/ Unexercisable (3)
Jonathan Z. Cohen	217,130	$3,326,500	1,318,302/–	$13,993,760/$–
Steven J. Kessler	106,985	1,171,090	124,595/–	$1,224,857/$–
Alan F. Feldman	49,519	591,173	297,390/115,634	$4,065,760/$1,580,893
Thomas C. Elliott	28,908	431,389	19,174/67,552	$207,278/$159,827
Michael S. Yecies	—	—	92,508/7,500	$1,207,147/$3,375

(1)	Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.
(2)	On September 7, 2005, we accelerated the vesting of some stock options for some employees in view of the accounting treatment associated with stock option expensing as of October 1, 2005. Stock option vesting was accelerated for the named executive officers as follows: Mr. Cohen – 173,454 options; Mr. Kessler – 34,690 options; Mr. Feldman – 0 options; Mr. Elliott – 19,174 options; and Mr. Yecies – 11,563 options.
(3)	Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 2005.

Employment Agreements

Jonathan Z. Cohen currently serves as our Chief Executive Officer, President and a director under an employment agreement dated October 5, 1999. The agreement requires Mr. Cohen to devote as much of his business time to us as necessary to the fulfillment of his duties, although it permits him to have outside business interests. The agreement provides for initial base compensation of $200,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and equity compensation grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term. The agreement can be sooner terminated in the event of Mr. Cohen’s disability extending for more than 240 days or death. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control and for cause. Otherwise, Mr. Cohen can terminate the agreement upon 180 days’ notice.

The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen’s estate will receive an amount equal to three times Average Compensation (defined as the average of the annual total compensation received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment) (payable over 36 months); (ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%; and (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to three times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through (iii), above, which we refer to as Total Benefits, become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, we must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

The terms of our employment agreement with Steven J. Kessler as of October 1999 are substantially similar to the terms of our employment agreement with Mr. J. Cohen, described above, except as follows: Mr. Kessler currently serves as Executive Vice President and Chief Financial Officer, Mr. Kessler’s initial base compensation is $300,000 per year, Mr. Kessler is not expressly permitted to have outside business interests and Mr. Kessler does not have the right to terminate the agreement upon a potential change in control of the Company.

Certain Relationships and Related Party Transactions

In the ordinary course of our business operations, the Company has ongoing relationships with several related entities:

Relationship with Equipment Finance Partnerships. In fiscal 2005, we received fees from equipment finance investment partnerships in which we were the general partner of $2.9 million.

Relationship with Real Estate Investment Partnerships. In fiscal 2005, we received fees from real estate investment partnerships in which we were the general partner of $3.6 million. We also recorded losses of $2.2 million relating to our equity interests in these partnerships.

Relationship with Atlas America. On June 30, 2005, we completed the spin-off of Atlas America. Atlas America reimburses us for various costs and expenses incurred on its behalf, primarily payroll and rent. For fiscal 2005, these costs totaled $602,000. Certain operating expenditures totaling $111,000 that remain to be settled between us and Atlas America are reflected in our consolidated balance sheets as receivables from related parties.

Relationship with Anthem Securities. Anthem is a wholly-owned subsidiary of Atlas America and a registered broker dealer which serves as the dealer-manager of investment programs sponsored by our real estate and equipment finance businesses. In fiscal 2005, we paid Anthem $270,000 to cover certain operating and overhead costs for Anthem’s office of supervisory jurisdiction, principally licensing fees and costs, pursuant to a cost sharing agreement. In fiscal 2005, Anthem reimbursed us $653,000 of its operating expenses paid by us, principally personnel costs, pursuant to a reimbursement agreement.

Relationships with Trapeza Entities. In fiscal 2005, we received fees from Trapeza partnerships in which we were the general partner and manager of $3.2 million.

Relationship with Resource Capital Corp. In fiscal 2005, we received management fees and net equity compensation revenue of $3.2 million from Resource Capital Corp., which began operations in March 2005. In addition, we were reimbursed by Resource Capital Corp. for $631,000 of its operating expenses paid by us in fiscal 2005. We are the external manager of Resource Capital Corp. In addition, in fiscal 2005 Resource Capital Corp. paid our equipment finance subsidiary a $247,000 acquisition fee in connection with the sale to Resource Capital Corp. of $24.7 million of equipment finance assets.

Relationship with The Bancorp, Inc. We own 3.0% of the outstanding common stock of The Bancorp, Inc. Betsy Z. Cohen (“B. Cohen”) and Daniel G. Cohen (“D. Cohen”) are officers and directors of The Bancorp, Inc. B. Cohen is the spouse of Edward E. Cohen, our Chairman of the Board. D. Cohen, a son of E. and B. Cohen and brother of Jonathan Z. Cohen, our Chief Executive Officer and President, is a former officer and director.

Relationship with Ledgewood, P.C. Until April 1996, E. Cohen was of counsel to Ledgewood. We paid Ledgewood $1.0 million during fiscal 2005 for legal services rendered. E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest.

Relationship with Retirement Trusts. In connection with E. Cohen’s retirement in fiscal 2004, E. Cohen is receiving payments from a Supplemental Employee Retirement Plan or SERP. We have established two trusts to fund the SERP. The 1999 Trust, a secular trust, purchased 100,000 shares of the common stock of The Bancorp, Inc. The fair value of the 1999 secular trust is approximately $1.6 million at September 30, 2005.

This trust and its assets are not included in our consolidated balance sheets. However, its assets are considered in determining the amount of our liability under the SERP. The 2000 Trust, a “Rabbi Trust,” holds 123,719 shares of common stock of The Bancorp, Inc. and a loan to a limited partnership in which E. Cohen and D. Cohen own the beneficial interests. This loan was acquired for its outstanding balance of $720,000 by the 2000 Trust in April 2001 from a corporation of which E. Cohen was chairman and J. Cohen was the president. The loan balance as of September 30 2005 was $297,000. In addition, the 2000 Trust invested $1.0 million in Financial Securities Fund, an investment partnership which is managed by a corporation of which D. Cohen is the principal shareholder and a director. The carrying value of the assets in the 2000 Rabbi Trust is approximately $5.0 million at September 30, 2005.

Relationship with 9 Henmar. We own interests in the Trapeza entities that have sponsored CDO issuers and manage pools of trust preferred securities acquired by the CDO issuers. The Trapeza entities and CDO issuers were originated and developed in large part by D. Cohen. We agreed to pay his company, 9 Henmar LLC (“9 Henmar”), 10% of the fees we receive in connection with the first four Trapeza CDOs. In fiscal 2005, we received $4.8 million of such fees from these transactions and paid 9 Henmar $438,000.

Relationship with Brandywine Construction & Management, Inc. (“BCMI”). BCMI manages the properties underlying nine of the Company’s real estate loans and assets. The President of BCMI, or an entity affiliated with him, has also acted as the general partner, president or trustee of five of the borrowers. E. Cohen, the Company’s Chairman, is the chairman of BCMI and holds approximately 8% of its common stock.

Relationship with Lienholder. In September 2005, a hotel property owned by us, and previously owned by a corporation in which J. Cohen and E. Cohen had a 19% interest, was sold to an unrelated third party for cash of $332,000 and a note of $2.2 million which bears interest at a rate equal to the greater of eight percent (8%) per annum or the prime rate plus 150 basis points. The Company recorded a loss of $590,000 on the sale of this property.

Performance Graph

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and the Nasdaq Financial.

Comparison of Five Year Cumulative Total Return*

*	Total return for each of the last five fiscal years ending September 30. Assumes $100 was invested on October 1, 2000 in our common stock or in the indicated index and that cash dividends were reinvested as received. The price of our common stock was adjusted for the spin-off of Atlas America, Inc. common stock to our stockholders on June 30, 2005.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for setting and administering compensation programs for our executives, including the following:

•	setting policies with respect to compensation for executives;

•	setting pay levels for all named executive officers;

•	administering our Omnibus Equity Compensation Plan, Key Employee Stock Option plans and making appropriate awards of options; and

•	monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

The Company’s compensation philosophy and objectives are driven by the desire to:

•	compensate and reward executives for their contribution to our historical success; and

•	provide suitable compensation packages to attract, motivate and retain talented executives.

The executive compensation program is designed to reward performance that is directly relevant to our short-term and long-term success and goals and, as such, has three components: base salary, annual bonuses, and long term incentives.

Base Salary

Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee’s assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

Executives are eligible to receive annual bonuses, which are generally based on our overall performance during the preceding year and the individual’s contribution to that performance. We do not have a defined bonus pool and the amount of any bonus payment is at the discretion of the Committee. No formula performance measures are utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of our common stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with us in order to fully benefit from the plans.

Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of our common stock, have a life up to ten (10) years and typically vest to the executive at a rate not exceeding twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

Employee Stock Ownership Plan. In 1989 we established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company common stock. During fiscal year 2005, we matched employee contributions 50% in cash or 50% by issuance of Company common stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

Applying the considerations noted below, for fiscal year 2005 the Committee maintained Mr. J. Cohen’s base salary at the rate of $600,000 and paid Mr. J. Cohen a bonus of $800,000 in January 2005 based on his performance during fiscal year 2004.

In evaluating the performance and setting the total compensation package for Mr. J. Cohen for fiscal year 2005, including the bonus compensation paid in January 2005 for performance during the 2004 fiscal year, the Committee took note of the significant growth in the Company’s stock price ($23.59 at September 30, 2004 compared to $11.86 at September 30, 2003, a 99% increase); assets under management ($4.2 billion at September 30, 2004 compared to $2.6 billion at September 30, 2003; a 65% increase); net income from continuing operations ($21.5 million in fiscal 2004 compared to $9.9 million in fiscal 2003, a 117% increase); and revenues ($214.8 million in fiscal 2004 compared to $124.5 million in fiscal 2003, a 73% increase). The Committee further recognized Mr. J. Cohen’s leading role in increasing the Company’s cash dividend by 52% on an annualized basis in fiscal year 2004, successfully completing Atlas America, Inc.’s initial public offering in May 2004, the continued growth, strength and profitability of Atlas Pipeline Partners, L.P., and continuing to oversee, develop and enlarge the Company’s asset management businesses in structured finance, real estate and equipment leasing.

This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman

Kenneth A. Kind

John S. White

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

ANNUAL REPORT AND REPORT ON FORM 10-K

The Company’s 2005 Annual Report to Stockholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended September 30, 2005, is being sent to stockholders of record as of March 1, 2006 with this proxy statement. Stockholders of record as of

March 1, 2006, and beneficial owners of the Company’s common stock on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company’s common stock on March 1, 2006.

STOCKHOLDER PROPOSALS

Holders of common stock who desire to include in the Company’s 2007 proxy statement proposals or nominations for the election of directors must submit such proposals or nominations to the Secretary of the Company no later than November 16, 2006. Such items must comply with the eligibility standards promulgated by the Securities and Exchange Commission.

Also, under the Company’s Bylaws, any stockholder who wishes to nominate candidates for election as directors or present a proposal at the Company’s 2007 annual meeting of stockholders must deliver written notice to the Secretary of the Company no later than December 16, 2006. The notice must contain all of the information required by the Company’s Bylaws, a copy of which is available upon request from the Secretary of the Company.

By order of the Board of Directors,
Michael S. Yecies, Secretary
March 16, 2006

RESOURCE AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF RESOURCE AMERICA, INC.

The undersigned hereby constitutes and appoints Edward E. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on March 1, 2006, at the Annual Meeting of Stockholders of Resource America, Inc. to be held Wednesday, April 19, 2006 and at any and all adjournments thereof as follows:

I plan to attend
the meeting
+-+
+-+

1.	ELECTION OF DIRECTORS.

The nominees for election are Jonathan Z. Cohen, Kenneth A. Kind and John S. White.

FOR all nominees listed above (except as marked to the contrary at the right)	Withhold Authority to vote for all nominees listed above	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

+-+ +-+	+-+ +-+

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+ +-+ FOR	+-+ +-+ AGAINST	+-+ +-+ ABSTAIN

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                    , 2006

Signature of stockholder

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.